EX-99.(1)(h)

WRITTEN INSTRUMENT AMENDING THE DECLARATION OF TRUST OF
SATURNA INVESTMENT TRUST

At a meeting duly called and held on March 21, 2023, all of the Trustees of Saturna Investment Trust (the “Trust”), acting pursuant to Article XII, Section 6 of the Trust’s Declaration of Trust, as amended to date, approved an amendment to the Declaration of Trust adding a new Section 5.e to Article III of the Declaration of Trust, which provides as follows:

e. Liquidation and Termination of a Series or Class.  Notwithstanding anything else herein, the Trustees shall have full power and authority, at any time, to liquidate and terminate a series or class without shareholder approval if a majority of the Trustees determines that the continuation thereof is not in the best interests of the series or class or its respective shareholders.
Signature	Title	Date

/s/ Jane K. Carten Jane K. Carten	President; Trustee	September 29, 2023
/s/ Marina E. Adshade Marina E. Adshade	Trustee	September 29, 2023
/s/ Ronald H. Fielding Ronald H. Fielding	Trustee	September 29, 2023
/s/ Gary A. Goldfogel Gary A. Goldfogel	Trustee	September 29, 2023
/s/ James V. McKinney James V. McKinney	Trustee	September 29, 2023
/s/ Sarah E.D. Rothenbuhler Sarah E.D. Rothenbuhler	Trustee	September 29, 2023